Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This policy is amended as follows:

1. Aetna may, from time to time, make one or more additional mutual funds ("Funds") available as investment options under this policy, or stop making available one or more Funds previously offered as investment options under this policy. In the event that occurs, all references to "Fund(s)" in this policy shall be read in such a way as to be consistent with such addition or deletion of available Funds, unless specifically indicated otherwise.

2. Aetna will notify the Owner when it changes the Funds available under this policy and will provide the Owner with information regarding each Fund it adds.

3. Notwithstanding any other provision of this policy, any mutual fund which is first made available under this policy on or after the effective date of this endorsement, is made available subject to the following terms and conditions:

As to any such Fund, the net return rate shall be determined as follows:

The net return rate is equal to:

      (i) The value of the shares of the Fund held by the Separate Account at the end of the Valuation Period; minus
     (ii) The value of the shares of the Fund held by the Separate Account at the start of the Valuation Period; plus or minus
    (iii) Taxes (or reserves for taxes) on the Separate Account (if any); divided by
     (iv) The total value of the Fund Record Units at the start of the Valuation Period; minus
      (v) A daily charge at an annual rate not to exceed .90% for mortality and expense risks and profit and a daily charge at an annual rate of .30% for ongoing administrative expenses.

A net return rate may be more or less than 0%. The value of a share of the Fund is equal to the net assets of the Fund divided by the number of outstanding shares of the Fund.

Endorsed and made a part of this policy on the date, after any required state approval, as of which it is issued by Aetna.

                                       /s/ Dan Kearney
                                       President
                                       Aetna Life Insurance and Annuity Company